EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q2 FY25 net sales increased 12.1% YoY, the second consecutive quarterly YoY increase

Green Energy Solutions (GES) net sales increased 129% from Q2 FY24

Richardson Electronics ended Q2 with positive operating cash flow for the third consecutive quarter, $26.6 million in cash and cash equivalents and no debt

Management expects YoY sales growth and higher profitability for FY25

LaFox, IL, JANUARY 7, 2025: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended November 30, 2024. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Our second quarter results included new program wins and continued improvement in demand across our GES and PMT markets. These trends drove a 129%, or $3.4 million year-over-year increase in GES sales and an 85% increase in sales to our semi-conductor wafer fab customers. While Canvys sales declined by $0.4 million year-over-year, we expect a pick-up in Canvys sales for the remainder of fiscal 2025," said Edward J. Richardson, Chairman, CEO, and President.

“We generated positive operating cash flow for the third straight quarter, ending the quarter with no debt and $26.6 million in cash and cash equivalents. Our strong balance sheet allows us to support current business needs and make investments in our long-term growth strategies. We continue to expect higher year-over-year sales and profitability for the full fiscal year supported by sequential backlog growth,” concluded Mr. Richardson.

Second Quarter Results

Net sales for the second quarter of fiscal 2025 were $49.5 million, a 12.1% increase from $44.1 million in the prior year’s second quarter.

Year-over-year net sales growth for the second quarter of fiscal 2025 was due to higher sales in GES and the Power and Microwave Technologies Group (PMT). GES sales increased $3.4 million, or 129.0% from last year’s second quarter driven by higher sales of wind turbine battery modules. PMT sales increased $3.1 million, or 9.9% from the second quarter of fiscal 2024 primarily because of higher demand from the Company’s semiconductor wafer fab customers.

Sales growth for the second quarter of fiscal 2025 was partially offset by a $0.7 million, or 22.8% decrease in Healthcare sales due to lower CT tube, system and parts demand. Canvys sales also declined year-over-year by $0.4 million or 6.0%, reflecting challenging market conditions in Europe.

Backlog totaled $142.6 million at the end of the second quarter of fiscal 2025 versus $137.4 million at the end of the first quarter of fiscal 2025. The sequential increase was primarily in GES with a small increase in Canvys. The Company’s sales pipeline remains robust, and while the timing of orders can vary quarter-to-quarter, management expects backlog to continue to strengthen in fiscal 2025.

Gross margin for the second quarter was 31.0% of net sales compared to 28.4% during the second quarter of fiscal 2024. Richardson Healthcare’s gross margin improved to 35.7%, up from 14.8%, as a result of an improved product mix and manufacturing efficiencies. GES gross margin increased to 32.0% from 29.2% due to product mix. PMT also posted an increase in gross margin to 30.3%, compared to 28.5%, due to favorable product mix. Canvys gross margin decreased to 31.7% from 33.5% primarily due to higher freight costs.

Operating expenses were $16.0 million, compared to $14.5 million in the second quarter of fiscal 2024. The increase in operating expenses resulted from higher employee compensation expenses, including incentives expense tied to sales growth.

Operating loss was $0.7 million for the second quarter of fiscal 2025, compared to an operating loss of $2.0 million in the prior year’s second quarter. Other expense for the second quarter of fiscal 2025, including interest income and foreign exchange, was $0.4 million, compared to other expense of $0.3 million in the second quarter of fiscal 2024.

Income tax benefit was $0.3 million, or an effective tax rate of approximately 28.8%, versus an income tax benefit of $0.5 million, or an effective tax rate of 21.6% in the prior year’s second quarter.

Net loss for the second quarter of fiscal 2025 was $0.8 million, compared to a net loss of $1.8 million in the second quarter of fiscal 2024. Loss per common share (diluted) was $0.05 in the second quarter of fiscal 2025 compared to loss per common share (diluted) of $0.13 in the second quarter of fiscal 2024.

EBITDA for the second quarter of fiscal 2025 was approximately breakeven versus negative $1.2 million in the prior year’s second quarter.

The Company improved its solid financial position and had cash and cash equivalents of $26.6 million as of November 30, 2024, versus $23.0 million as of August 31, 2024. Cash generated during the second quarter of fiscal 2025 primarily related to lower accounts receivable. The Company invested $0.5 million during the quarter in capital expenditures related to its facilities and IT systems, versus $1.5 million during last year’s second quarter.

Financial Summary for the Six Months Ended November 30, 2024

•
Net sales for the first six months of fiscal 2025 were $103.2 million, an increase of 6.7%, compared to net sales of $96.7 million during the first six months of fiscal 2024. Sales increased by $1.5 million or 2.3% for PMT, $7.1 million or 100.8% for GES and $0.6 million or 10.5% for Healthcare offset by a decrease of $2.7 million or 15.7% for Canvys.
•
Gross profit increased to $31.8 million during the first six months of fiscal 2025, compared to $29.8 million during the first six months of fiscal 2024. As a percentage of net sales, gross margin was 30.8% of net sales during the first six months of fiscal 2025, the same as during the first six months of fiscal 2024.
•
Operating expenses increased to $32.1 million for the first six months of fiscal 2025, compared to $30.3 million for the first six months of fiscal 2024. The increase in operating expenses resulted primarily from higher employee compensation expenses.
•
Operating loss during the first six months of fiscal 2025 was $0.4 million, compared to operating loss of $0.5 million during the first six months of fiscal 2024.
•
Other expense, for the first six months of fiscal 2025, including interest income and foreign exchange, was $0.1 million, as compared to other expense of $0.1 million in the first six months of fiscal 2024.
•
The income tax benefit was $0.2 million for the first six months of fiscal 2025 compared to an income tax benefit of $0.1 million during the first six months of fiscal 2024.
•
Net loss for the first six months of fiscal 2025 was $0.2 million, versus a net loss of $0.6 million during the first six months of fiscal 2024. Net loss per common share (diluted) was $0.01 for the first six months of fiscal 2025 compared to $0.04 loss per common share (diluted) for the first six months of fiscal 2024.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 26, 2025, to common stockholders of record as of February 7, 2025.

NON-GAAP FINANCIAL MEASURE

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “EBITDA” (a “non-GAAP financial measure”). This non-GAAP financial measure reflects earnings before interest, income tax, depreciation and amortization expenses. Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of this non-GAAP financial measure provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses this non-GAAP financial measure along with the most directly comparable GAAP financial measure in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measure presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measure incorporated herein is not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Wednesday, January 8, 2025, at 9:00 a.m. Central Time, to discuss its second quarter fiscal-year 2025 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on January 9, 2025, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2024, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Approximately 50% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	November 30, 2024	June 1, 2024
Assets
Current assets:
Cash and cash equivalents	$26,635	$24,263
Accounts receivable, less allowance for credit losses of $373 and $323, respectively	25,765	24,845
Inventories, net	110,687	110,149
Prepaid expenses and other assets	2,441	2,397
Total current assets	165,528	161,654
Non-current assets:
Property, plant and equipment, net	20,166	20,681
Intangible assets, net	1,521	1,641
Right of use lease assets	2,321	2,760
Deferred income tax assets	5,566	5,500
Other non-current assets	123	209
Total non-current assets	29,697	30,791
Total assets	$195,225	$192,445
Liabilities
Current liabilities:
Accounts payable	$19,978	$15,458
Accrued liabilities	15,633	15,404
Lease liabilities current	1,075	1,169
Total current liabilities	36,686	32,031
Non-current liabilities:
Deferred income tax liabilities	75	90
Lease liabilities non-current	1,246	1,591
Other non-current liabilities	1,027	781
Total non-current liabilities	2,348	2,462
Total liabilities	39,034	34,493
Stockholders’ Equity
Common stock, $0.05 par value; 12,359 and 12,254 shares issued and outstanding on November 30, 2024 and June 1, 2024, respectively	618	613
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on November 30, 2024 and June 1, 2024	102	102
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	73,793	72,744
Retained earnings	82,026	83,729
Accumulated other comprehensive (loss) income	(348)	764
Total stockholders' equity	156,191	157,952
Total liabilities and stockholders’ equity	$195,225	$192,445

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Net sales	$49,491	$44,130	$103,216	$96,711
Cost of sales, exclusive of depreciation and amortization	34,165	31,588	71,464	66,905
Gross profit	15,326	12,542	31,752	29,806
Selling, general and administrative expenses, inclusive of depreciation and amortization	15,995	14,488	32,107	30,280
(Gain) loss on disposal of assets	(2)	70	(4)	70
Operating loss	(667)	(2,016)	(351)	(544)
Other expense (income):
Interest income	(45)	(86)	(103)	(157)
Foreign exchange loss	437	343	160	246
Other, net	(4)	18	(1)	50
Total other expense	388	275	56	139
Loss before income taxes	(1,055)	(2,291)	(407)	(683)
Income tax benefit	(304)	(494)	(246)	(113)
Net loss	(751)	(1,797)	(161)	(570)
Foreign currency translation (loss) gain, net of tax	(1,748)	631	(1,112)	590
Comprehensive (loss) income	$(2,499)	$(1,166)	$(1,273)	$20

Net loss per share:
Common shares - Basic	$(0.05)	$(0.13)	$(0.01)	$(0.04)
Class B common shares - Basic	(0.05)	(0.12)	(0.01)	(0.04)
Common shares - Diluted	(0.05)	(0.13)	(0.01)	(0.04)
Class B common shares - Diluted	(0.05)	(0.12)	(0.01)	(0.04)

Weighted average number of shares:
Common shares – Basic	12,315	12,226	12,258	12,198
Class B common shares – Basic	2,049	2,052	2,049	2,052
Common shares – Diluted	12,315	12,226	12,258	12,198
Class B common shares – Diluted	2,049	2,052	2,049	2,052

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	November 30, 2024	December 2, 2023	November 30, 2024	December 2, 2023
Operating activities:
Net loss	$(751)	$(1,797)	$(161)	$(570)
Adjustments to reconcile net loss to cash provided by operating activities:
Unrealized foreign currency loss (gain)	141	(268)	(241)	(305)
Depreciation and amortization	1,015	1,116	2,059	2,114
Inventory provisions	84	192	223	277
Share-based compensation expense	313	283	906	766
(Gain) loss on disposal of assets	(2)	70	(4)	70
Deferred income taxes	(21)	51	(79)	46
Change in assets and liabilities:
Accounts receivable	4,721	1,790	(1,137)	6,252
Inventories	(1,617)	(3,069)	(1,741)	(6,220)
Prepaid expenses and other assets	67	(618)	38	(209)
Accounts payable	500	1,233	4,664	(1,132)
Accrued liabilities	641	1,502	546	378
Other	374	315	804	348
Net cash provided by operating activities	5,465	800	5,877	1,815
Investing activities:
Capital expenditures	(517)	(1,515)	(1,443)	(2,656)
Proceeds from sale of property, plant & equipment	—	—	7	—
Net cash used in investing activities	(517)	(1,515)	(1,436)	(2,656)
Financing activities:
Proceeds from issuance of common stock	163	15	307	342
Cash dividends paid on common and Class B common stock	(853)	(845)	(1,703)	(1,688)
Proceeds from revolving credit facility	—	—	1,000	—
Repayment of revolving credit facility	—	—	(1,000)	—
Other	3	—	(159)	(119)
Net cash used in financing activities	(687)	(830)	(1,555)	(1,465)
Effect of exchange rate changes on cash and cash equivalents	(661)	190	(514)	94
Increase (decrease) in cash and cash equivalents	3,600	(1,355)	2,372	(2,212)
Cash and cash equivalents at beginning of period	23,035	24,124	24,263	24,981
Cash and cash equivalents at end of period	$26,635	$22,769	$26,635	$22,769

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2025 and 2024

($ in thousands)

By Strategic Business Unit

Net Sales

	Three Months Ended		FY25 vs. FY24
	November 30, 2024	December 2, 2023	% Change
PMT	$34,397	$31,292	9.9%
GES	5,974	2,609	129.0%
Canvys	6,851	7,291	-6.0%
Healthcare	2,269	2,938	-22.8%
Total	$49,491	$44,130	12.1%

	Six Months Ended		FY25 vs. FY24
	November 30, 2024	December 2, 2023	% Change
PMT	$68,599	$67,036	2.3%
GES	14,060	7,003	100.8%
Canvys	14,489	17,180	-15.7%
Healthcare	6,068	5,492	10.5%
Total	$103,216	$96,711	6.7%

Gross Profit

	Three Months Ended
	November 30, 2024	% of Net Sales	December 2, 2023	% of Net Sales
PMT	$10,430	30.3%	$8,905	28.5%
GES	1,914	32.0%	761	29.2%
Canvys	2,171	31.7%	2,440	33.5%
Healthcare	811	35.7%	436	14.8%
Total	$15,326	31.0%	$12,542	28.4%

	Six Months Ended
	November 30, 2024	% of Net Sales	December 2, 2023	% of Net Sales
PMT	$20,632	30.1%	$20,416	30.5%
GES	4,288	30.5%	2,341	33.4%
Canvys	4,792	33.1%	5,805	33.8%
Healthcare	2,040	33.6%	1,244	22.7%
Total	$31,752	30.8%	$29,806	30.8%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Second Quarter and First Six months of Fiscal 2025 and 2024

($ in thousands)

EBITDA

	Three Months Ended
	November 30, 2024	December 2, 2023

Net loss	$(751)	$(1,797)
Income tax benefit	(304)	(494)
Depreciation & amortization	1,015	1,116
EBITDA	$(40)	$(1,175)

	Six Months Ended
	November 30, 2024	December 2, 2023
Net loss	$(161)	$(570)
Income tax benefit	(246)	(113)
Depreciation & amortization	2,059	2,114
EBITDA	$1,652	$1,431